------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Security Capital U.S. Realty
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

69 route d'Esch
--------------------------------------------------------------------------------
                                    (Street)

L-1470 Luxembourg
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


CarrAmerica Realty Corporation/CRE
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

12/97
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X ] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          12/04/97        P               50,000     A      $30.06   26,456,583       I        By
                                                                                                                          Security
                                                                                                                          Capital
                                                                                                                          Holdings
                                                                                                                          S.A. (a
                                                                                                                          wholly
                                                                                                                          owned sub-
                                                                                                                          sidiary)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/09/97        P               348,500     A      $30.31   26,456,583       I      By
                                                                                                                          Security
                                                                                                                          Capital
                                                                                                                          Holdings
                                                                                                                          S.A. (a
                                                                                                                          wholly
                                                                                                                          owned sub-
                                                                                                                          sidiary)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/15/97        P               99,400      A      $30.93   26,456,583      I       By
                                                                                                                          Security
                                                                                                                          Capital
                                                                                                                          Holdings
                                                                                                                          S.A. (a
                                                                                                                          wholly
                                                                                                                          owned sub-
                                                                                                                          sidiary)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/16/97        P               250,000     A      $30.93   26,456,583      I       By
                                                                                                                          Security
                                                                                                                          Capital
                                                                                                                          Holdings
                                                                                                                          S.A. (a
                                                                                                                          wholly
                                                                                                                          owned sub-
                                                                                                                          sidiary)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/17/97        P               100,000     A      $31.19   26,456,583       I      By
                                                                                                                          Security
                                                                                                                          Capital
                                                                                                                          Holdings
                                                                                                                          S.A. (a
                                                                                                                          wholly
                                                                                                                          owned sub-
                                                                                                                          sidiary)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/23/97        P               530,120     A      $31.125  26,456,583       I      By
                                                                                                                          Security
                                                                                                                          Capital
                                                                                                                          Holdings
                                                                                                                          S.A. (a
                                                                                                                          wholly
                                                                                                                          owned sub-
                                                                                                                          sidiary)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
On December 23, 1997, at the closing pursuant to a Subscription Agreement, dated as of December 18, 1997, by and among CarrAmerica Realty Corporation ("CarrAmerica"), Security Capital Holdings S.A. ("Holdings") and Security Capital U.S. Realty, Holdings purchased 530,120 shares of Common Stock of CarrAmerica for $31.125 per share directly from CarrAmerica simultaneously with the closing of an underwritten public offering by CarrAmerica of 1,236,956 shares of Common Stock. The 530,120 shares acquired pursuant to the Subscription Agreement represent all of the shares to be acquired pursuant to the Subscription Agreement. Such transaction is more fully described in Amendment No. 11 to the Schedule 13D filed by Security Capital U.S. Realty and Security Capital Holdings S.A. on December 31, 1997. The other shares of CarrAmerica reported herein were purchased in open market transactions on the dates, in the amounts and for the per share prices listed on Table I above.


          /s/ Jeffrey A. Cozad                                  1/9/98
---------------------------------------------            -----------------------
           Jeffrey A. Cozad                                     Date
           Managing Director

      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.


                                  Page 2 of 2


 (122797DTI)